CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Clifford Capital Partners Fund, a series of Cottonwood Mutual Funds, under the headings “Other Fund Service Providers” in the Prospectus and “Additional Service Providers” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

January 16, 2014